H.J. GRUY AND ASSOCIATES, INC.
6575 West Loop South, Suite 550, Bellaire, Texas 77401 • TEL. (713) 739-1000 •FAX (713) 739-6112

EXHIBIT 23.3

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our reports, or information contained therein, dated January 24, 2017, prepared for SilverBow Resources, Inc. (formerly named Swift Energy Company) in the Registration Statement on Form S-8 filed on or about May 25, 2017, pertaining to the registration of shares of common stock of SilverBow Resources, Inc. under the SilverBow Resources, Inc. 2016 Equity Incentive Plan.

We further consent to references to this firm under the heading “EXPERTS.”

H.J. GRUY AND ASSOCIATES, INC.

by:	/s/ Marilyn Wilson
Marilyn Wilson, P.E.
President and Chief Executive Officer

May 25, 2017

Houston, Texas